Filed Pursuant to Rule 424(b)(2)
File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Fixed Rate Notes	$2,750,000,000	99.944%	$2,748,460,000	$319,371.05

(1)	The total registration fee of $319,371.05 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 13 dated July 15, 2015

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Fixed Rate Notes

Aggregate Principal Amount Offered:	$2,750,000,000

Trade Date:	July 15, 2015

Original Issue Date (T+5):	July 22, 2015

Stated Maturity Date:

July 22, 2020; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Interest Rate:	2.60%

Interest Payment Dates:	Each January 22 and July 22, commencing January 22, 2016, and at maturity

Price to Public (Issue Price):	99.944%, plus accrued interest, if any, from July 22, 2015

Agent Discount (Gross Spread):	0.350%

All-in Price (Net of Agent Discount):	99.594%, plus accrued interest, if any, from July 22, 2015

Net Proceeds:	$2,738,835,000

Benchmark:	UST 1.625% due June 30, 2020

Benchmark Yield:	1.612%

Spread to Benchmark:	+100 basis points

Re-Offer Yield:	2.612%

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$2,530,000,000

Agents (Senior Co-Managers):	ANZ Securities, Inc.	27,500,000
	TD Securities (USA) LLC	27,500,000

Agents (Co-Managers):	BB&T Capital Markets, a division of BB&T Securities, LLC	13,750,000
	Capital One Securities, Inc.	13,750,000
	Credit Agricole Securities (USA) Inc.	13,750,000
	Desjardins Securities Inc.	13,750,000
	ING Financial Markets LLC	13,750,000
	National Bank of Canada Financial Inc.	13,750,000
	RBS Securities Inc.	13,750,000
	Santander Investment Securities Inc.	13,750,000

Agents (Junior Co-Managers):	Apto Partners, LLC	13,750,000
	Blaylock Beal Van, LLC	13,750,000
	Drexel Hamilton, LLC	13,750,000
	Siebert Brandford Shank & Co., L.L.C.	13,750,000

	Total:	$2,750,000,000

Plan of Distribution:

On July 15, 2015, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.594%, plus accrued interest, if any, from July 22, 2015. The purchase price equals the issue price of 99.944% less a discount of 0.350% of the principal amount of the notes.

Desjardins Securities Inc. is not a U.S. registered broker-dealer, and, therefore, will not affect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGM6

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